Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Offering Statement on Form 1-A, as amended, of Autonomix Medical, Inc. of our report dated August 21, 2023, with respect to the financial statements of Autonomix Medical, Inc., which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ FORVIS, LLP

Atlanta, Georgia

September 15, 2023